UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): October 25, 2005

THE VALSPAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 Third Street South, Minneapolis, Minnesota	55415
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 332-7371

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2005, The Valspar Corporation, a Delaware corporation (the “Company”) and certain of its subsidiaries, entered into a FIVE-YEAR CREDIT AGREEMENT (the “Agreement”) with the Lenders (as defined in the Agreement), JP Morgan Chase Bank, N.A., as Administrative Manager, J.P. Morgan Europe Limited, as London Agent, J.P. Morgan Australia Limited, as Australian Agent and Barclays Bank PLC, as Syndication Agent.

Under the terms of the Agreement, the Company and certain of its subsidiaries, may obtain revolving loans in an aggregate principal amount at any time outstanding not greater than US$500,000,000 or the equivalent in certain other currencies. Interest on each loan is payable at the fixed rate or variable rate specified for such loan. Borrowings under the Agreement are unsecured and are guaranteed by certain subsidiaries of the Company designated under the Agreement as material domestic subsidiaries.

The Company has agreed to comply with certain covenants set forth in the Agreement. Among other things, the covenants (a) could, subject to various exceptions described in the Agreement, restrict the ability of the Company (and certain designated subsidiaries) to incur a significant amount of debt secured by liens, (b) require the Company to maintain a ratio of consolidated debt to consolidated EBITDA for the most recent four consecutive fiscal quarters of not greater than 3.50 to 1.00, and (c) require the Company to maintain shareholders equity of at least $850 million, plus the sum of (i) 50% of the cumulative reported consolidated net income of the Company during any period after October 29, 2004 (taken as one accounting period) (as calculated pursuant to the Agreement), and (ii) 100% of the cumulative net proceeds of capital stock/conversion of debt received during any period after the date of the Agreement, calculated quarterly. The covenants could, subject to various exceptions, prohibit the Company or its subsidiaries from merging or consolidating with or engaging in a sale of substantially all of its assets to any party or discontinuing or eliminating a business line or segment that represents more than 20% of the Company’s consolidated operating profits, but the Company may merge with another party if (i) such party is organized under the laws of the United States of America or one of its states, (ii) the Company is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no default shall have occurred and be continuing.

The description above is a summary and is qualified in its entirety by the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Effective October 25, 2005, the Company terminated a certain Five-Year Credit Agreement dated November 17, 2000, among the registrant and certain subsidiaries of the registrant and the Chase Manhattan Bank, as Administrative Agent. The Company terminated this credit facility because it has been replaced with the new five-year credit facility dated October 25, 2005 as discussed under Item 1.01 above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is incorporated herein by reference. As of October 25, 2005, the Company had approximately $119 million in outstanding U.S. dollar, euro and Australian dollar borrowings under the facility described in Item 1.01.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

10.1	Five-Year Credit Agreement, dated October 25, 2005, between the Company and certain of its subsidiaries and the Lenders, JP Morgan Chase Bank, N.A., as Administrative Manager, J.P. Morgan Europe Limited, as London Agent, J.P. Morgan Australia Limited, as Australian Agent and Barclays Bank PLC, as Syndication Agent.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE VALSPAR CORPORATION

Dated: October 26, 2005	By:	/s/ Rolf Engh

	Name:	Rolf Engh
	Title:	Secretary

EXHIBIT INDEX

Exhibit     Description

10.1          Five-Year Credit Agreement dated October 25, 2005